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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

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Knoll
Notice of 2020 Annual Meeting of
Stockholders and Proxy Statement
Modern Always

Notice of Annual Meeting of Stockholders

When

May 5, 2020
8:30 a.m. Eastern Time

Where

Bear Creek Mountain Resort**
101 Doe Mountain Lane
Macungie, PA 18062

Items of Business

  1.
  To elect three (3) directors named in the proxy statement for a term ending at the 2023 Annual Meeting of Stockholders

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020

  3.
  To hold an advisory vote to approve executive compensation

  4.
  To transact any other business properly brought before the meeting

Record Date

Stockholders of record as of the close of business on March 16, 2020, are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 1235 Water Street, East Greenville, PA 18041. A stockholder may examine the list for any legally valid purpose related to the meeting.

By Order of the Board of Directors,

Michael A. Pollner
Senior Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary

March 31, 2020

** As a precautionary measure related to coronavirus or COVID-19, it is possible we may hold the annual meeting solely by means of remote communication. If we determine to do so, we will announce the decision in advance, and details on how to participate in the annual meeting will be available at www.knoll.com.

Important Notice Regarding the Availability of Proxy Materials for
the Stockholders Meeting to Be Held on May 5, 2020:
The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

Proxy Statement Summary

The Board of Directors ("Board") of Knoll, Inc. (the "Company," "we," "us," "our" or "Knoll") is furnishing this proxy statement and soliciting proxies in connection with the proposals to be voted on at the Knoll, Inc. 2020 Annual Meeting of Stockholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this proxy statement, but does not contain all of the information you should consider when voting your shares. Please read the entire proxy statement carefully before voting.

2020 Annual Meeting Information

Date	May 5, 2020

Time	8:30 a.m. (Eastern Time)

Location	Bear Creek Mountain Resort 101 Doe Mountain Lane Macungie, PA 18062**

Record Date	March 16, 2020

Stock Symbol	KNL

Stock Exchange	New York Stock Exchange ("NYSE")

Corporate Website	www.knoll.com

Voting Matters And Vote Recommendation

	PROPOSAL	BOARD RECOMMENDATION	REASONS FOR RECOMMENDATION	MORE INFORMATION

1.	Election of 3 director nominees named in our proxy statement to our Board of Directors for three-year terms	FOR	The Board and the Nominating and Corporate Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.	Page 8

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of Ernst & Young LLP is in the best interests of Knoll and our stockholders.	Page 22

3.	"Say on Pay" advisory vote on 2019 executive compensation	FOR	Our executive compensation program incorporates several compensation governance best practices and reflects our commitment to paying for performance.	Page 23

** As a precautionary measure related to coronavirus or COVID-19, it is possible we may hold the annual meeting solely by means of remote communication. If we determine to do so, we will announce the decision in advance, and details on how to participate in the annual meeting will be available at www.knoll.com. We recommend that you visit the website to confirm the status of the annual meeting before planning to attend in person.

PROPOSAL1	ELECTION OF DIRECTORS

Our Director Nominees

Our board of directors currently consists of nine members, classified into three classes. In Proposal 1, stockholders are asked to vote "FOR" the following Class I directors, who have terms that expire at the 2020 Annual Meeting.

			Board Committee Assignments

Name	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance

Andrew B. Cogan	1996	No

Stephen F. Fisher	2005	Yes	✓		✓

Sarah E. Nash	2006	Yes		✓

Committee membership is as of the date of this proxy statement. Current committee assignments are indicated by a (✓), and committee chairs are indicated by "Chair." Please see pages 8 through 13 for more information regarding our director nominees.

Our Full Board

Name	Age	Director Since	ndependent?	Term Expires	Audit	Compensation	Nominating

Andrew B. Cogan (Chairman and CEO)	57	1996	No	2020
Daniel W. Dienst	54	2017	Yes	2021
Stephen F. Fisher	67	2005	Yes	2020
Jeffrey A. Harris (Lead Director)	64	1996	Yes	2022
Ronald R. Kass	63	2018	Yes	2022
Christopher G. Kennedy	56	2014	Yes	2021		Chair
John F. Maypole	80	2004	Yes	2022	Chair
Sarah E. Nash	66	2006	Yes	2020
Stephanie Stahl	53	2013	Yes	2021			Chair

Diversity is one of the factors considered by our nominating and corporate governance committee in the director nomination process. Among the factors considered when we evaluate the skills, experiences and perspectives of our directors are the following: (i) financial and accounting acumen; (ii) educational background; (iii) knowledge of our industry and related industries; (iv) personal and professional integrity; (v) business or management experience; (vi) crisis management experience; (vii) leadership and strategic planning experience; and (viii) brand development and consumer marketing experience. We also consider diversity with respect to race and gender in evaluating whether the board as a whole has the right mix of perspectives to properly serve the company and its stockholders.

Our Corporate Governance

Size of the Board of Directors	9
Number of Independent Directors	8
Audit, Compensation and Governance Committees Consist Entirely of Independent Directors	Yes
Lead Independent Director of the Board	Yes
Majority Voting Resignation Policy in Uncontested Director Elections	Yes
Annual Advisory Approval of Named Executive Officer Compensation	Yes
All Directors Attended at Least 75% of Meetings Held	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Ethics	Yes
Stock Ownership Guidelines for Executive Officers and Directors	Yes
Clawback Policy	Yes
Stockholder Rights Plan (Poison Pill)	No

PROPOSAL 2	RATIFICATION OF APPOINTMENT OF AUDITORS

Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal 2019. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal 2020. Although it is not required to do so, the board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of our stockholders regarding such selection. Below is summary information about Ernst & Young LLP's fees for services during fiscal years 2019 and 2018:

	2019	2018

Audit Fees:	$2,164,804	$2,243,727
Audit-Related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	9,360	5,200

Total	$2,174,164	$2,248,927

PROPOSAL 3	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Executive Compensation Program

We provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission ("SEC"). The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement in accordance with the SEC's rules. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. We recommend that our stockholders vote "FOR" approval of our executive compensation as described in this proxy statement.

Our executive compensation programs are generally designed to:

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

WE DO:		WE DO NOT:
✓	Provide a significant portion of our named executive officers' total compensation in the form of awards tied to our long-term strategy and our performance.	✘	Have employment agreements or change of control agreements with our named executive officers other than Mr. Cogan.

✓	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company's common stock.	✘	Provide tax gross-ups for our named executive officers.

✓	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	✘	Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✓	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	✘	Provide material executive perquisites such as corporate aircraft, executive life insurance, tax or estate planning services.

✓	Operate a Clawback Policy for Section 16 Officers which permits the Company to recover excess incentive compensation in the event of a restatement.	✘	Provide supplemental retirement benefits to our executive officers.

✓	Prohibit our associates through our Insider Trading Policy from engaging in hedging transaction in our stock	✘	Operate deferred compensation plans for our executive officers.

✓	Utilize "double trigger" change-in-control provisions in our equity award agreements for awards made after August 2016,	✘	Operate a stockholder rights plan (Poison Pill).

The following sets forth the primary objectives addressed by each component of our executive compensation programs:

For more information regarding our compensation, please see our Compensation Discussion and Analysis on page 27.

Compensation Practices

In response to our dialogue with stockholders during the past several years, we have incorporated a number of practices into our compensation programs:

•
In 2018, we re-engaged an independent compensation consultant, Willis Towers Watson, to perform an updated assessment of our executive compensation and reevaluate our compensation peer groups;

•
We capped the potential payments under our annual non-equity incentive awards for our Named Executive Officers at one hundred fifty percent (150%) of target, or two hundred percent (200%) of target in the case of our chief executive officer;

•
We eliminated the legacy tax "gross-up" from our chief executive officer's employment agreement;

•
We eliminated the use of "single trigger" change of control provision in our equity award agreements in favor of a "double trigger" change of control provision which requires that the award recipient be terminated from employment in order to receive accelerated vesting following a change-in-control;

•
We adopted a "Clawback Policy" applicable to our Section 16 Officers which allows the Company to recover excess incentive compensation in the event of an accounting restatement; and

•
We revised our Insider Trading Policy to prohibit hedging transactions in our stock, i.e., transactions that are designed to offset any decrease in our stock price.

See page 27 for more details regarding our executive compensation.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors currently consists of nine members, classified into three classes as follows: Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2020 Annual Meeting (the "Class I directors"); Stephanie Stahl, Christopher G. Kennedy and Daniel W. Dienst constitute a class with a term that expires at the 2021 Annual Meeting (the "Class II directors"); and Jeffrey A. Harris, Ronald R. Kass and John F. Maypole constitute a class with a term that expires at the 2022 Annual Meeting (the "Class III directors"). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election or until their respective successors are elected and qualified.

On February 6, 2020, our nominating and corporate governance committee recommended Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash for re-election after due consideration of their qualifications and past experience on our board of directors. On February 6, 2020, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash for reelection at the 2020 Annual Meeting of Stockholders to serve for a term ending at the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director. However, if you hold your shares through a broker and do not instruct your broker how to vote in the election of directors, no vote will be cast on your behalf with respect to Proposal 1.

The election of directors will be determined by a majority of the votes cast, meaning the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker non-votes" not counted as cast either "for" or "against" that director's election).

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ANDREW B. COGAN, STEPHEN F. FISHER AND SARAH E. NASH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

Our Board of Directors

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 29, 2020, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold directorships or held directorships within the past five years, and the particular experience, qualifications, attributes or skills that led the Board to determine that the individual should serve as a director.

NAME	AGE	POSITION	TERM EXPIRATION

Andrew B. Cogan	57	Chairman, Chief Executive Officer Knoll, Inc., and Director	2020 Annual Meeting
Daniel W. Dienst	54	Director	2021 Annual Meeting
Stephen F. Fisher	67	Director	2020 Annual Meeting
Jeffrey A. Harris	64	Director	2022 Annual Meeting
Ronald R. Kass	63	Director	2022 Annual Meeting
Christopher G. Kennedy	56	Director	2021 Annual Meeting
John F. Maypole	80	Director	2022 Annual Meeting
Sarah E. Nash	66	Director	2020 Annual Meeting
Stephanie Stahl	53	Director	2021 Annual Meeting

Director Since: 1996 Committee Memberships: None	ANDREW B. COGAN
Chairman and Chief Executive Officer

Biography
Andrew Cogan has served as a director of Knoll, Inc. since February 1996. Mr. Cogan became Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President — Marketing and Product Development and Senior Vice President.

Skills and Qualifications
Mr. Cogan has substantial industry and management experience, having served in management functions at Knoll for more than 20 years and as our Chief Executive Officer since 2001. Mr. Cogan is uniquely qualified to bring strategic insight, design and marketing expertise and in-depth knowledge of Knoll's worldwide business to the board, having served in numerous key positions within our design and marketing group, and as Chief Operating Officer prior to becoming Chief Executive Officer. Mr. Cogan is also a director of American Woodmark Corporation in Winchester, Virginia.

Director Since: 2017 Committee Memberships: Audit	DANIEL W. DIENST
Independent Director

Biography
Daniel W. Dienst joined us as a director in August 2017. Mr. Dienst currently is the Executive Vice Chairman and Chief Strategy Officer of Authentic Brands Group, a role he has held since August 2018. Mr. Dienst also has been a Principal of D2Quared, LLC, a consulting firm, since 2013. He previously served as a Director and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. until its December 2015 sale to Sequential Brands, Inc. Prior to that, Mr. Dienst served as the Group Chief Executive of Sims Metal Management, Ltd., the world's largest publicly-listed metal and electronics recycler from 2008 to 2013. Prior to that, Mr. Dienst held various positions with CIBC World Markets Corp., a diversified global financial services firm.

Skills and Qualifications
Mr. Dienst has substantial financial and executive experience and brings his strategic insight and financial acumen to the board's deliberations given his prior experience as a chief executive officer of a public company.

Director Since: 2005 Committee Memberships: Audit; Nominating and Corporate Governance	STEPHEN F. FISHER
Independent Director

Biography
Stephen F. Fisher has served as a director since December 2005. Mr. Fisher served as the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, from November 1998 until April 28, 2017.

Skills and Qualifications
Mr. Fisher has held numerous financial management and operational positions. He served as Executive Vice President and Chief Financial Officer for a public company for over 17 years. Mr. Fisher also worked in the private equity field, making investments in companies and managing those portfolio companies as well as serving on the board of directors of both public and private companies. He brings significant financial and operational management, as well as financial reporting, experience to the board.

Director Since: 1996 Committee Memberships: Nominating and Corporate Governance	JEFFREY A. HARRIS
Independent Director

Biography
Jeffrey A. Harris has been a director of Knoll, Inc. since February 1996. Mr. Harris is the founder and managing member of Global Reserve Group LLC, a financial advisory and investment firm focused primarily on the energy industry. Previously, he was a Managing Director of Warburg Pincus LLC, a private equity firm, where he was employed from 1983 until 2011 where his responsibilities included involvement in investments in energy, technology and other industries. Mr. Harris is a director of InterPrivate Acquisition Corp. and several private companies. In addition, he is a member of the Board of Trustees of the Cranbrook Educational Community, New York-Presbyterian Hospital and Friends of the High Line. Mr. Harris previously served as a director of Electromagnetic GeoServices ASA and Serica Energy PLC.

Skills and Qualifications
Mr. Harris brings a strong business background to Knoll, having worked in the private equity field with Warburg Pincus for over 25 years. Mr. Harris has gained substantial experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. As a result of this service, Mr. Harris has a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors since 1996 and through that service has developed extensive knowledge of our business.

Director Since: 2018 Committee Memberships: Compensation	RONALD R. KASS
Independent Director

Biography
Mr. Kass joined us as a director on July 30, 2018. Mr. Kass is currently the President and CEO of Hunter Douglas, Inc., the North American operations of Hunter Douglas N.V., the world market leader in window coverings and a major manufacturer of architectural products, a position he has held since July 2015. Prior to July 2015, Mr. Kass served as the Chief Operating of Officer of Hunter Douglas from July 2014 to July 2015 and served as President of the Design Products Group from January 2005 to July 2014. Mr. Kass also has served as President and CEO of The Robert Allen Group, an international designer, marketer and manufacturer of home furnishings from 1994 to 2002.

Skills and Qualifications
Mr. Kass has substantial executive experience, both within the furniture industry and in other related design industries. The Knoll board benefits from his strategic and operational expertise as the company seeks to expand its sources of revenue.

Director Since: 2014 Committee Memberships: Compensation	CHRISTOPHER G. KENNEDY
Independent Director

Biography
Christopher G. Kennedy joined us as a director in November 2014. Mr. Kennedy serves as Chairman of Joseph P. Kennedy Enterprises, Inc., which is the investment firm of the Kennedy Family. Mr. Kennedy also serves on the Board of Directors of Interface, Inc., a floor covering company, and is the Founder and Chairman of Top Box Foods, a Chicago-based non-profit hunger-relief organization. He formerly served as President of Merchandise Mart Properties, Inc., a subsidiary of Vornado Realty Trust, from 2000 to 2011. Since 1994, he has served on the Board of Trustees of Ariel Mutual Funds. Mr. Kennedy is also active in several educational and civic organizations.

Skills and Qualifications
Mr. Kennedy has significant experience in the residential and commercial furniture markets, due to his experience as former President of Merchandise Mart Properties. Mr. Kennedy also brings substantial executive level experience that is particularly beneficial to our strategies and sales and marketing efforts in the corporate office and retail market segments. His insight into governmental and economic affairs and his civic involvement also are of great value to the Knoll board.

Director Since: 2004 Committee Memberships: Audit;	JOHN F. MAYPOLE
Independent Director

Biography
John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 40 years, served as an independent director of, or consultant to, various corporations and providers of financial services. Mr. Maypole is a director of the National Captioning Institute, Inc. Mr. Maypole previously served as a director of Church and Dwight Co., Inc., Verizon Communications and the MassMutual Financial Group, among others.

Skills and Qualifications
Mr. Maypole brings substantial accounting, finance, and management experience to the board. Mr. Maypole previously served as a chief financial officer, chief operating officer, chief executive officer, chairman of the board and independent consultant to numerous industrial and financial services companies and has significant experience with operational and financial matters, including financial reporting. Mr. Maypole has served on a number of private and public boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. Maypole's perspectives on executive management, leadership and financial management are important to the board's deliberations.

Director Since: 2006 Committee Memberships: Compensation	SARAH E. NASH
Independent Director

Biography
Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. Ms. Nash was named Chairman and Chief Executive Officer of Novagard, Inc. in 2018. In March 2020, Ms. Nash was named the Chair of the Board of Directors of L Brands, Inc. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank where she was responsible for the firm's client relationships. Prior to these responsibilities, she was the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash also serves on the Board of Directors of Irving Oil Company, Blackbaud Inc. and HBD Industries. She is a Trustee for New York-Presbyterian Hospital and is a member of the National Board of the Smithsonian Institution.

Skills and Qualifications
Ms. Nash has significant finance and investment banking experience, and brings that experience and her perspectives on management and finance to the Knoll board. She had a long, successful career in investment banking, retiring as Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank. Ms. Nash has served on a number of private and public boards, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. She brings these experiences and understandings to the Knoll board.

Director Since: 2013 Committee Memberships: Audit; Nominating and Corporate Governance	STEPHANIE STAHL
Independent Director

Biography
Stephanie Stahl joined us as a director in August 2013. Ms. Stahl is the founder of Studio Pegasus LLC, an early-stage investor in consumer ventures that she created in April 2015. Ms. Stahl previously served as Executive Vice President, Marketing and Strategy for Coach, Inc., a position she held from July 30, 2013 until February 14, 2015. Prior to that, Ms. Stahl served as the Senior Vice President, Strategy and Consumer for Coach from October 2012 until June 2013. Prior to joining Coach, Ms. Stahl was the Chief Executive Officer of the fitness company Tracy Anderson Mind and Body from July 2011 until July 2012. Prior to that, Ms. Stahl served as Executive Vice President and Chief Marketing Officer of Revlon and as a Partner and Managing Director of the Boston Consulting Group in the consumer goods, retail and media industries for over ten years. Ms. Stahl also serves on the Board of Directors of Dollar Tree Stores and Chopt Creative Salad Company.

Skills and Qualifications
Ms. Stahl has significant experience in high-design businesses and in creating and driving global brand building consumer and customer strategies, particularly in the consumer goods and retail segments. Ms. Stahl brings this experience to the board as Knoll positions itself as the premier high-design company in the interior space through expanded luxury offerings and new distribution channels.

Director Independence

In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on February 21, 2020, affirmatively determined that a majority of the members of our board of directors are independent under the New York Stock Exchange ("NYSE") Corporate Governance Standards. The independence standards of the NYSE are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the NYSE, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts. In the case of Mr. Kennedy, the board of directors also considered that one of Mr. Kennedy's siblings is a partner in a New York-based film production company with the sister-in-law of our chief executive officer and determined that this relationship was not material.

The Board has determined that each of the following directors and director nominees listed below is independent under the independence standards of the New York Stock Exchange and would constitute a majority of the board of directors:

•
Daniel W. Dienst

•
Stephen F. Fisher

•
Jeffrey A. Harris

•
Ronald R. Kass

•
Christopher G. Kennedy

•
John F. Maypole

•
Sarah E. Nash

•
Stephanie Stahl

In addition, the board determined that each member of the Audit Committee also meets the additional independence standards for audit committee members established by the Securities and Exchange Commission ("SEC") and the NYSE, and each member of the Compensation Committee meets the additional independence standards for compensation committee members established by the SEC and the NYSE, and also qualifies as a "Non-Employee Director" as defined in Rule 16b-3 of the Exchange Act.

Our Corporate Governance Policies and Practices

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at

www.knoll.com and will also be made available to stockholders without charge upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Director Resignation Policy

Our Corporate Governance Guidelines include a Director Resignation Policy. Under this policy, any nominee for director in an uncontested election (i.e., an election where the only nominees are those proposed by the board) who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender an offer of resignation for consideration by the board. The nominating and corporate governance committee shall evaluate the director's offer of resignation, taking into account the best interests of the Company and its stockholders, and shall recommend to the board whether to accept or reject such offer of resignation. In making this recommendation, the nominating and corporate governance committee may consider all factors deemed relevant by its members, including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director, the director's past (and expected future) contributions to the Company, and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document. The board shall act to accept or reject such offer of resignation within 120 days following certification of the stockholder vote at the stockholder meeting at which the election of directors was held. In making its decision, the board may consider the factors considered by the committee and such additional information and factors the board believes to be relevant.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The code of ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Board Leadership Structure

We currently have a chairman of the board and lead independent director. Andrew B. Cogan has served as Chairman of the Board since May 8, 2018. Mr. Cogan has served as our CEO since 2001, and originally joined us in 1989. Given the current composition of the board, we believe that it is appropriate for Mr. Cogan to hold both positions of chairman of the board and chief executive officer in light of the depth of his experience with the company and in our industry generally.

Additionally, we believe that when the chairman of the board is an employee of the company or otherwise not independent, it is important to have a separate lead independent director in order to facilitate the board's oversight of management and perform many of the same functions that an independent chairman would perform. Jeffrey A. Harris serves as our lead independent director. In that role, he presides over the board's executive sessions and serves as the principal liaison between management and the independent directors of our board. Mr. Harris has served as a Knoll director since 1996. We believe that the division of duties and avenues of communication between the board and our management associated with having Mr. Cogan serve as chairman and Mr. Harris as lead director provides the basis for the proper functioning of our board and its oversight of management.

Oversight of Risk Management by our Board of Directors

Our board of directors has overall responsibility for risk oversight. This role is primarily fulfilled by our audit committee. Our audit committee periodically discusses and evaluates company risk with our management, including our chief executive officer, chief financial officer and our chief legal officer. Our audit committee also periodically discusses and evaluates risk with our independent auditors and members of our internal audit group. The audit committee reports back to our full board with respect to those activities. In addition, as described in the section entitled "Risk Assessment — Incentive Compensation Programs" on page 40 below, our compensation committee specifically evaluates risks associated with our compensation programs. The board's role in risk oversight has not had any effect on the board's leadership structure.

Board Diversity

Diversity is one of the factors considered by our nominating and corporate governance committee in the director nomination process. The overriding principle guiding our director nomination process is a desire to ensure that our board collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the company and its stockholders. We also believe that an appropriate level of collegiality and chemistry among board members is extremely important to a well-functioning board.

Among the factors considered when we evaluate the skills, experiences and perspectives are the following:

•
Financial and accounting acumen;

•
Management and operational experience;

•
Educational background;

•
Knowledge of our industry and related industries;

•
Personal and professional integrity;

•
Business or management experience;

•
Crisis management experience;

•
Leadership and strategic planning experience; and

•
Brand development and consumer marketing.

We also consider diversity with respect to race and gender in evaluating whether the board has the right mix of perspectives to properly serve the company and its stockholders.

All the factors set forth above are considered by the nominating and corporate governance committee as it evaluates the directors that are nominated to serve on our board. It is not our desire to make sure every skill, type of experience and perspective is represented on the board, but we instead focus on making sure there is an appropriate mix of skills, experiences and perspectives, which we believe leads to more thoughtful and open board discussions and deliberations. Our nominating and corporate governance committee monitors its consideration of diversity as part of the annual self-evaluation process.

Board Meetings and Committees

During the year ended December 31, 2019, there were ten meetings of our board of directors. During 2019, no director attended fewer than 75% of the total number of meetings or fewer than 75% of meetings of a committee of the board on which he or she served. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that, absent compelling circumstances, our directors will be in attendance at our 2020 Annual Meeting of Stockholders. As a precautionary measure related to coronavirus or COVID-19, it is possible we may hold the annual meeting solely by means of remote communication, in which case our directors will not attend. All of our directors attended our 2019 Annual Meeting of Stockholders, except for Stephanie Stahl, who was excused from the meeting.

In accordance with our Corporate Governance Guidelines, our non-management directors meet periodically without any management directors or employees present. As required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines, our independent directors also typically meet exclusively in an executive session in connection with each board meeting. Mr. Harris presides over meetings of the non-management directors and independent directors.

Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are reviewed annually and publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Audit Committee.    Our audit committee met eight times during 2019. This committee currently has four members, Messrs. Dienst, Fisher and Maypole and Ms. Stahl. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an "audit committee financial expert," as the SEC has defined that term in Item 407 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee.    Our compensation committee met five times during 2019. This committee currently has three members, Messrs. Kass and Kennedy and Ms. Nash. Mr. Kennedy serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our board of directors has designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee determines which individuals receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards are granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. A description of the compensation committee's processes and procedures for the consideration and determination of executive compensation is set forth in more detail below in this Proxy Statement under the heading "Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee met one time during 2019. This committee currently has three members, Messrs. Fisher and Harris and Ms. Stahl. Ms. Stahl currently serves as Chair of our nominating and corporate governance committee. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and corporate social responsibility initiatives; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. The nominating and corporate governance committee also facilitates the board's overall self-assessment.

The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate's personal integrity and judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2021 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our compensation committee during fiscal year 2019 was a current or former officer or employee of ours or engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2019. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted "Whistleblower Procedures" setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the board of directors or compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan, which was most recently amended effective January 1, 2018. Under this Plan, our compensation package for non-employee directors consists of:

•
an annual fee of $50,000, payable in quarterly installments of $12,500;

•
a $15,000 annual fee for the chair of the audit committee and lead director, payable in quarterly installments of $3,750;

•
an annual grant of restricted shares with a fair market value of $90,000 at the time of the grant which vests over a period of two years; and

•
reimbursement for expenses incurred in the performance of their duties as directors.

All or a portion of annual fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date.

The table below sets forth information concerning the compensation we paid to our non-employee directors during 2019 for service on our board of directors. All of the directors listed below served for the entire year.

Director Compensation Table — 2019

Name	Fees Earned or Paid in Cash ($)		Stock Awards $[1]		Total ($)

Daniel W. Dienst	50,000		90,000	[2]	140,000
Stephen F. Fisher	50,000		90,000	[2]	140,000
Jeffrey A. Harris	65,000	[3]	90,000	[2]	155,000
Ronald R. Kass	50,000		90,000	[2]	140,000
Christopher G. Kennedy	50,000	[4]	90,000	[2]	140,000
John F. Maypole	65,000	[5]	90,000	[2]	155,000
Sarah E. Nash	50,000		90,000	[2]	140,000
Stephanie Stahl	50,000		90,000	[2]	140,000

1
Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("Topic 718"). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 14 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020. The restricted stock awards to which the amounts in this column relate are described in the footnotes below.

2
On May 10, 2019, pursuant to the terms of the Knoll, Inc. Non-Employee Director Compensation Plan, each of our non-employee directors received a grant of 4,229 shares of restricted stock, with a fair market value of $90,000 at the time of grant. These shares vest equally in one-half increments on the first and second anniversary of the date of grant, subject to earlier pro rata vesting upon the occurrence of certain events. The grant date fair value of each of these restricted stock awards under Topic 718 was $90,000. As of December 31, 2019, all of these shares were unvested.

3
Mr. Harris received $50,000 as annual compensation for serving on our board and $15,000 for serving as our lead independent director.

4
Pursuant to our Non-Employee Director Compensation Plan, Mr. Kennedy elected to receive all of his cash fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Kennedy received a total of 2,191 shares of our common stock which were earned as follows: 661 shares on March 29, 2019 (based on a closing price of $18.91), 543 shares on June 28, 2019 (based on a closing price of $22.98), 493 shares on September 30, 2019 (based on a closing price of $25.35) and 494 shares on December 31, 2019 (based on a closing price of $25.26).

5
Mr. Maypole received $50,000 as annual compensation for serving on our board and $15,000 for serving as chairman of our audit committee.

The following table sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards outstanding as of December 31, 2019:

Name	Aggregate Number of Outstanding Restricted Stock Awards	Aggregate Number of Outstanding Option Awards

Daniel W. Dienst	7,285	—
Stephen F. Fisher	7,512	—
Jeffrey A. Harris	7,512	—
Ronald R. Kass	5,723	—
Christopher G. Kennedy	7,512	—
John F. Maypole	7,512	—
Sarah E. Nash	7,512	—
Stephanie Stahl	7,512	—

Report of Audit Committee

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee's role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2019, the audit committee took the following actions:

•
Reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited financial statements for the fiscal year ended December 31, 2019 and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's audit of internal control over financial reporting;

•
Discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees; and

•
Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by PCAOB Ethics and Independence Rule 3526. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)
Stephen F. Fisher
Stephanie Stahl
Daniel W. Dienst

PROPOSAL 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2019. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2019	2018

Audit Fees[1]:	$2,164,804	$2,243,727
Audit-Related Fees[2]:	0	0
Tax Fees:	0	0
All Other Fees:	9,360	5,200
Total	$2,174,164	$2,248,927

1
Audit Fees includes fees for audit services and related expenses including fees associated with the annual audit, including the integrated audit of internal control over financial reporting, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required internationally.

2
Audit-related fees include due diligence in connection with acquisitions and accounting consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2020 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

For fiscal year 2019 and 2018, all audit and non-audit services described above were pre-approved by the audit committee.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee's appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A to the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are generally designed to provide competitive compensation packages that will attract and retain superior talent, motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance, and align the interests of our executive officers with the long-term interests of our stockholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. The next advisory vote on the compensation of our named executive officers will be at the 2021 Annual Meeting of Stockholders.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

  "RESOLVED, that the company's stockholders approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the company's Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTIVE OFFICERS

Set forth below are the names of our executive officers, who are not also directors, their ages as of February 29, 2020, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position

Christopher M. Baldwin	47	Chief Operating Officer and President — Knoll Office
Roxanne B. Klein	43	Senior Vice President — Human Resources
Benjamin A. Pardo	58	Executive Vice President — Director of Design
Michael A. Pollner	47	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Charles W. Rayfield	40	Senior Vice President and Chief Financial Officer
David L. Schutte	55	Executive Vice President — Lifestyle

Christopher M. Baldwin has served as our Chief Operating Officer and President — Knoll Office since October 8, 2018. Prior to joining Knoll, Mr. Baldwin served as the President — Kitchen & Bath Americas, a business unit of Kohler Company, a title he held since 2016. Prior to that, Mr. Baldwin held the title of President-Global Faucets, from 2013 until 2016, and various other titles during his tenure with Kohler, which began in 2005. Mr. Baldwin also is currently a director of IDEAL Industries, Inc.

Roxanne B. Klein has served as our Senior Vice President — Human Resources since November 23, 2015. Prior to that, Ms. Klein served as our Vice President, Human Resources for our Knoll Office division from June 2014 until November 2015, Director, Human Resources from October 2010 until June 2014 and as our Manager, Human Resources from April 2007 until October 2010. Prior to joining us, Ms. Klein worked for Praxair, Inc. as Regional Human Resources Manager from March 2006 until April 2007 and for Danaher Corporation as Director, Human Resources from May 2004 until March 2006. Ms. Klein has over 15 years of Human Resources experience in a variety of businesses.

Benjamin A. Pardo has served as our Executive Vice President — Director of Design, since June 9, 2011. Prior to that, Mr. Pardo served as our Senior Vice President — Director of Design since September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

Michael A. Pollner became our Senior Vice President, Chief Administrative Officer, General Counsel & Secretary effective January 1, 2018. Prior to that, Mr. Pollner served as Senior Vice President, General Counsel and Secretary from February 3, 2015 until December 2017, as our Vice President, General Counsel and Secretary from March 1, 2007 until February 2015, and as our Assistant General Counsel from September 1, 2005 until March 1, 2007. Prior to joining us, Mr. Pollner was a corporate lawyer with the law firm, Blank Rome LLP, in Philadelphia, Pennsylvania.

Charles W. Rayfield has served as our Senior Vice President and Chief Financial Officer since August 2017. Prior to that, Mr. Rayfield served as our Vice President and Corporate Controller from November 2015 until August 2017. Prior to joining us, Mr. Rayfield served as the Vice President, Corporate Controller of The Providence Service Corporation from September 2013 to November 2015 and as the Corporate Controller of Bio Telemetry, Inc. from 2008 to 2013.

David L. Schutte was appointed Executive Vice President — Lifestyle, in December 2016, overseeing Knoll's portfolio of specialty businesses. Previously, he served as President of HOLLY HUNT for three years and as Knoll Senior Vice President and Chief Marketing Officer for seven years. Mr. Schutte began his career with Knoll in 1990 and served until 1995 in several roles including Director of Marketing for KnollStudio. Subsequently, Mr. Schutte held several senior positions in the contract office furniture industry including Vice President of Marketing for Maharam and Vice President of A&D Sales for Herman Miller. He rejoined Knoll in May 2004 as Vice President and General Manager of KnollTextiles, a position he held for two and one-half years.

Security Ownership of Certain Beneficial
Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2020, for (a) the executive officers named in the Summary Compensation Table on page 42 of this proxy statement, (b) each of our directors and director nominees, (c) all of our directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 50,652,551 shares of common stock outstanding on February 29, 2020, including 49,061,937 shares of stock entitled to vote and 1,590,614 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent[1]

Stockholders owning approximately 5% or more:
The Vanguard Group, Inc.[2]	4,649,095	9.2
FMR LLC[3]	3,556,025	7.0
BlackRock, Inc.[4]	3,499,893	6.9
Silvercrest Asset Management Group, LLC[5]	3,185,511	6.3
Directors and Executive Officers:
Andrew B. Cogan[6]	314,536	*
Charles W. Rayfield[7]	6,632	*
Christopher M. Baldwin[8]	—	*
Benjamin A. Pardo[9]	17,620	*
David L. Schutte[10]	14,877	*
Daniel W. Dienst[11]	3,057	*
Stephen F. Fisher[11]	42,918	*
Jeffrey A. Harris[11] [12]	83,760	*
Ronald R. Kass[11]	—	*
Christopher G. Kennedy[11]	28,720	*
John F. Maypole[11]	37,682	*
Sarah E. Nash[11]	24,916	*
Stephanie Stahl[11]	15,898	*
All directors and executive officers as a group (15 persons)[13]	629,681	1.2

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

1
Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 29, 2020, or shares of restricted stock which will become vested within 60 days following February 29, 2020, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group. Information provided for The Vanguard Group, Inc., BlackRock, Inc., Silvercrest Asset Management Group, LLC and FMR LLC is based on the latest Schedule 13G report or amendment thereto that each has filed as of the date of this proxy statement.

2
The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 12, 2020, indicating that as of December 31, 2019, (a) it had sole voting power over 99,696 of these shares and shared voting power over

  8,600 of these shares, and (b) sole dispositive power over 4,547,285 of these shares and shared dispositive power over 101,810 of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

3
FMR LLC and Abigail P. Johnson filed a Schedule 13G/A with the SEC on February 7, 2020, indicating that as of December 31, 2019, they had the sole power to vote 15,015 of these shares and sole dispositive power over all of these shares. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

4
BlackRock, Inc. filed a Schedule 13G/A with the SEC on February 5, 2020, indicating that as of December 31, 2019, it had sole voting power over 3,397,080 of these shares and sole dispositive power over all of these shares as a result of being a parent company or control person of the following subsidiaries, each of whom beneficially owns less than 5% of the outstanding shares of our common stock: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

5
Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. filed a Schedule 13G/A with the SEC on February 14, 2020, indicating that as of December 31, 2019, (a) they had shared voting power over all of these shares, and (b) shared dispositive power over all of these shares. The address of Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

6
Includes options to purchase 30,000 shares of common stock. Excludes 199,526 shares of restricted common stock, 199,526 restricted stock units held and options to purchase 60,000 shares of common stock held by Mr. Cogan, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

7
Excludes 31,598 shares of restricted common stock held and 31,598 restricted stock units held by Mr. Rayfield, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

8
Excludes 24,051 shares of restricted common stock and 19,051 restricted stock units held by Mr. Baldwin, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

9
Excludes 22,551 shares of restricted common stock and 22,551 restricted stock units held by Mr. Pardo, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

10
Excludes 31,794 shares of restricted common stock and 31,794 restricted stock units held by Mr. Schutte, which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

11
Excludes 6,491 shares of restricted common stock held by each of these non-employee directors (or 7,285 in the case of Mr. Dienst and 5,723 in the case of Mr. Kass), which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2020.

12
Includes 10,000 shares owned by the Jeffrey and Jamie Harris Family Foundation Trust, of which Mr. Harris is a Trustee.

13
Excludes 60,000 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options, 405,646 shares of restricted common stock and 348,692 restricted stock units held by all directors and executive officers as a group, all of which (subject to accelerated vesting upon the occurrence of certain events) will not vest within 60 days after February 29, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis ("CD&A")

              This CD&A describes our executive compensation program for our chief executive officer, chief financial officer and three most highly compensated executive officers. These executive officers, listed in the chart below, are referred to in this proxy statement as our "named executive officers". Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this CD&A references to "executive officers" or "officers" refer to our named executive officers, unless the context indicates otherwise.

Named Executive Officers

Name	Title

Andrew B. Cogan	Chairman and Chief Executive Officer, Director

Charles W. Rayfield	Senior Vice President and Chief Financial Officer

Christopher M. Baldwin	Chief Operating Officer and President — Knoll Office

Benjamin A. Pardo	Executive Vice President — Director of Design

David L. Schutte	Executive Vice President — Lifestyle

How did we respond to our 2019 Advisory Vote on Executive Compensation?

At the 2019 Annual Meeting of Stockholders, stockholders representing approximately eighty nine percent (89%) of our issued and outstanding shares of stock voted in favor of our advisory say-on-pay proposal, relating to the compensation of our named executive officers.

The compensation committee has reviewed the final vote results of our say-on-pay proposal. Based in part on the substantial support we received in 2019, we did not make any substantial changes to our compensation program other than to adjust payouts under the 2019 non-equity incentive program to reflect our performance relative to the goals set forth in the company's 2019 financial plan.

In response to prior say-on-pay votes, and as a result of our ongoing dialogue with stockholders, we have incorporated a number of features into our compensation programs:

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  We engaged an independent compensation consultant, Willis Towers Watson, to perform an updated assessment of our executive compensation in 2018;

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  We have capped potential payments under our annual Non-Equity Incentive awards for our Section 16 Officers at one hundred fifty percent (150%) of the target amount or two hundred percent (200%) of target in the case of our Chief Executive Officer;

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  We eliminated the legacy tax "gross-up" from our chief executive officer's employment agreement;

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  We instituted a "double trigger" change of control provision in our equity agreements which requires that the award recipient be terminated from employment in order to receive accelerated vesting following a change-in-control;

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  We adopted and maintain a "Clawback Policy" applicable to our Section 16 Officers which allows the company to recover excess incentive compensation in the event of an accounting restatement; and

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  We have revised our Insider Trading Policy to prohibit hedging transactions in our stock (i.e., transactions that are designed to offset any decrease in our stock price).

We remain willing to discuss any compensation concerns with our stockholders if and when they arise.

How Did We Perform?

In 2019, we made significant progress on our strategic imperatives:

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  We achieved strong financial results versus prior year performance. Net sales for 2019 were $1,428.1 million, an increase of $125.8 million, or 9.7%, from sales of $1,302.3 million for 2018.

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  Adjusted earnings before interest, depreciation and taxes (EBITDA) for 2019 increased to $194 million from $177 million in 2018, an increase of 10%. In total we achieved approximately 101% of our 2019 Adjusted EBITDA goal of $190 million.

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  We completed a roll out of visualization tools to assist the designer specification process and successfully deployed the second phase of our new ERP system.

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  We purchased Fully LLC and its related companies in the third quarter of 2019, further diversifying our product offering and broadening our access to the previously unserved B2C marketplace.

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  Muuto's North American sales for 2019 doubled versus prior year and it remains on track to perform better than our acquisition model.

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  Despite year-over-year commodity pressures and transportation inflation, we achieved a 2019 gross margin improvement of 140 basis points in 2019 from 37.0% to 38.4%.

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  During the third quarter of 2019 we amended our credit facility to, among other things, extend its maturity from January 2023 to August 2024.

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  Our adjusted diluted earnings per share increased from $1.85 in 2018 to $1.96 in 2019.

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  We increased our dividend to $0.66 per share from $0.60 per share and returned approximately $33 million of cash to our stockholders.

Because we achieved almost 101% of our 2019 Adjusted EBITDA plan, furthered our core diversification strategy by successfully acquiring and integrating Fully and increased our dividend, our compensation committee approved 2019 non-equity incentive payments for our executive officers that were approximately 101% of the target amount.

In general, five strategic imperatives guide our growth:

Sales, Margin and Profit Performance Over the Last Five Years

Our strategy has generated significant growth in our sales, margins and profits over the past several years and we continued that trend in 2019:

Note: Adjusted Gross Profit and Percentage, Adjusted EBITDA and Percentage, and Adjusted EPS are non-GAAP financial measures. For a reconciliation of GAAP Gross Profit to Adjusted Gross Profit and

Percentage, Net Earnings to Adjusted EBITDA and Percentage and Adjusted EPS to GAAP EPS, see page 59.

We encourage you to review our Annual Report to Shareholders accompanying this proxy statement for more complete financial information.

What Are Our Compensation Practices?

Compensation Objectives

Our executive compensation program is generally designed to:

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  Provide competitive compensation packages that will attract and retain superior talent;

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  Motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

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  Align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

Compensation Principles and Policies

  Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards that include both time-vesting restricted shares and performance-based stock units that vest on the basis of our operating performance and total shareholder return ("TSR"). Because our annual incentive and long-term incentive compensation are either discretionary or contingent upon the achievement of our performance goals, our senior executives have a substantial portion of their compensation at risk.

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  Base Salary:  The compensation committee reviews base salary levels for executive officers on an annual basis and any changes are typically effective mid-year. Currently, our only named executive officer with a written employment agreement is our Chairman and Chief Executive Officer, Mr. Cogan. We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job.

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  Annual Incentive:  Annual non-equity incentive bonuses are based primarily on Adjusted EBITDA, and may include supplemental goals considered by the compensation committee in its discretion. Our compensation committee may also, in its discretion, consider the operating performance of individual business segments. There is no specific quantitative formula in calculating incentive payments, although we use the percentage payout grid included in each executive officer's target letter as a general guideline. Instead, the compensation committee evaluates a variety of factors, including: the company's overall performance for the year, the individual executive's performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. The target payouts on our annual non-equity incentive bonuses are generally around 100% of the executive officer's base salary. Beginning with our 2017 annual non-equity incentive program, we have capped the annual payout for our named executive officers at a percentage of base salary or target amount.

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  Long-Term Incentive:  Long-term incentive grants are delivered in a combination of time vesting restricted shares and performance-based restricted stock units.

Compensation Governance

Our executive compensation program reflects the following best practices:

WE DO:		WE DO NOT:
✓	Provide a significant portion of our named executive officers' total compensation in the form of awards tied to our long-term strategy and our performance.	✘	Have employment agreements or change-of-control agreements with our named executive officers other than Mr. Cogan.

✓	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company's common stock.	✘	Provide tax gross-ups for our named executive officers.

✓	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	✘	Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✓	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	✘	Provide material executive perquisites such as corporate aircraft, executive life insurance, tax or estate planning services.

✓	Maintain a Clawback Policy for Section 16 Officers which permits the company to recover excess incentive compensation in the event of a restatement.	✘	Provide supplemental retirement benefits to our executive officers

✓	Prohibit our associates through our Insider Trading Policy from engaging in hedging transaction in our stock.	✘	Operate deferred compensation plans for our executive officers.

✓	Utilize "double trigger" change-in-control provisions in our equity award agreements for awards made after August 2016.	✘	Operate a stockholder rights plan (Poison Pill).

How Are Compensation Decisions Made?

Role of the Compensation Committee and Management

The compensation committee has overall responsibility for our executive compensation program. Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers. In connection with these recommendations, the compensation committee is provided with information on the executive officers' existing compensation arrangements, equity awards and compensation history, if requested. The committee is also provided (and considers) our actual financial performance, both in relation to the performance targets set and in relation to the industry as a whole. Other factors, including the executive officer's individual performance and any extraordinary efforts or hurdles faced by the executive officer, may also be considered.

After reviewing the chief executive officer's recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers other than our chief executive officer. The compensation committee typically makes a recommendation to our full board of directors with respect to the cash compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the applicable compensation levels for our chief executive officer.

Role of Independent Compensation Consultant

In 2018, the compensation committee directly reengaged Willis Towers Watson, an independent compensation consultant, for the purpose of conducting a review of our executive compensation programs. Willis Towers Watson provides no other services for the Company. As part of its engagement, Willis Towers Watson evaluated the base salary, annual non-equity incentive and long-term equity components of our executive compensation programs for our most senior executives, including our named executive officers. Willis Towers Watson evaluated the competitiveness of our compensation programs using proxy information from the companies included in our Peer Group (as described below), and also considered data compiled from published surveys of executive compensation for other comparably-sized companies within the durable goods consumer products sectors. The compensation committee considered this data, among other factors, in determining the components and amounts of compensation that are appropriate for the Company's named executive officers. However, the compensation committee did not establish formal benchmarked compensation targets or ranges for our executive officers based on this information. Instead, this information was used as a general market resource in making compensation decisions regarding base salaries, annual non-equity incentive compensation and longer-term equity grants.

Compensation Peer Group

In conjunction with our work with Willis Towers Watson, the compensation committee developed a peer group for purposes of assessing our relative TSR performance in relation to our grants of performance-based restricted stock units. In establishing this peer group, the compensation committee took into account a number of factors including (i) companies where we primarily compete for executive talent, (ii) industry, and (iii) size and complexity. For our performance-based equity grants for 2019, our TSR peer group consists of the following companies:

ACCO Brands Corporation	HNI Corporation

Apogee Enterprises	Interface, Inc.

Armstrong Flooring	Kimball International, Inc.

Armstrong World Industries	La-Z-Boy

Ethan Allen Interiors	RH

Herman Miller, Inc.	Steelcase Inc.

Working with Willis Towers Watson in 2018, the compensation committee also developed a separate compensation peer group that will be utilized as an informal benchmark for purposes of establishing competitive cash compensation for the company's executive officers. For general compensation purposes, the group set forth above is modified by adding Movado Group and removing Apogee Enterprises, Armstrong Flooring and Armstrong World Industries.

How Do We Compensate Our CEO and other NEOs?

Elements of Executive Compensation Program

Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards.

The following sets forth the primary objectives addressed by each component of our executive compensation programs:

Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites.

Base Salary

The compensation committee reviews base salary levels for executive officers on an annual basis and any changes are typically made mid-year. We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary non-equity incentive bonuses and equity grants to have a significant motivating impact on the executive officers. Effective July 1, 2019, the base salaries of our executive officers were as follows:

Name	Salary

Andrew B. Cogan	$1,061,000
Charles W. Rayfield	$325,000
Christopher M. Baldwin	$561,000
Benjamin A. Pardo	$319,000
David L. Schutte	$364,000

**Effective January 1, 2020, Mr. Rayfield's base salary was increased to $375,000 and Mr. Schutte's was increased to $425,000.

Financial Metrics and Subjective Criteria

In connection with our "at-risk" performance compensation, we consider a variety of financial metrics (including EBITDA, revenue growth, gross margins, and earnings per share growth), as well as subjective factors such as new product development, acquisitions, and balance sheet management, when making our compensation decisions. We use a number of performance metrics under our equity awards as the trigger target for vesting under portions of our performance-based stock units. These include operating profit, adjusted earnings before interest, depreciation and taxes (EBITDA) and total shareholder return (TSR).

Annual Non-Equity Incentive Bonuses

We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. In the past, our incentive compensation program has been focused on operating profit based on our financial plan for the year. Beginning in 2018, we transitioned to Adjusted EBITDA to further align our performance measurement with the expectations of our stockholders. We also consider supplemental goals in determining annual non-equity incentive bonuses (for example, new product introductions, successful acquisitions, and management of our balance sheet). Our compensation committee also may, in its discretion, consider the operating performance of our individual business segments (Office and Lifestyle), or establish supplemental measures relating to segment performance to the extent there is a relationship between the specific named executive officer's duties and the performance of a particular business segment.

The target payouts on our annual non-equity incentive bonuses are generally around 100% of the executive officer's base salary and the financial targets used in connection with these bonuses generally relate to our annual financial plan that is submitted to and approved by our board of directors in December of the prior year.

The compensation committee ultimately determines the amount of each executive's actual non-equity incentive payment based principally on our achievement of the company's goals relative to our financial plan. However, the compensation committee has significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the targets are achieved. In response to the concerns previously expressed by certain of our stockholders regarding the discretionary nature of our program, commencing with the 2017 annual non-equity incentive program, bonuses for our named executive officers have been capped at a certain percentage of the "target" amount. These annual payments are disclosed in the "non-equity incentive plan compensation" column of the Summary Compensation Table below. Rather than relying on rigid formulas and calculations, we use our judgment and discretion to determine payouts that we believe are appropriate under the circumstances. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive's performance, supplemental factors, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. Our officers can be significantly rewarded when the company and individual performance measures are exceeded. Conversely, our officers generally receive smaller cash payouts when our company and/or individual performance measures are not met.

By structuring these annual incentive bonuses in a way that permits us to exercise discretion and to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance, we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone's control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets or otherwise performed in a manner that deserved additional recognition, as we determine to be equitable.

Long-term Incentive Compensation — Equity Grants

We believe that our executive officers should have significant equity interests and have designed our compensation programs accordingly. Long-term incentive compensation is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to five years, which also serves to mitigate the risk that an executive officer would overly focus on short-term goals to the detriment of the company's long-term success.

We do not apply a formula for determining the specific equity award levels for our executive officers. Rather, the determination is a result of the compensation committee's discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, data supplied by our compensation consultant, Willis Towers Watson, our stock price, the responsibilities of the executive officers, the amounts of the executive officers' then-outstanding equity awards, the compensation of our peers and any other factors that the compensation committee determines are relevant. In exercising its discretion, the compensation committee relies on the individual experiences and perspectives of its members and dialogue with our chief executive officer in evaluating whether the specific recommended grant levels will have the desired effect.

Restricted Shares — Time Vesting.

Periodically, we grant time-vesting restricted shares to our executive officers and other key employees. These restricted share grants are typically structured to vest on a specified anniversary date, generally on the third anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be voted and disposed of by the grantees. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company, death, disability and upon termination without cause. Unvested restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for "cause" (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that are paid on our common stock during the vesting period of any restricted shares are typically accrued and paid out to the grantee when the restricted shares vests. In 2016, we inserted a "double-trigger" change-in-control definition into our restricted share grants. This provision states that vesting can accelerate upon a change-in-control, but only when a termination of employment occurs within the 12-month period following the change-in-control.

Performance-Based Restricted Stock Units.

In addition to time vesting restricted shares, we also grant performance-based restricted stock units. We believe our performance grants have both a strong retentive influence on our executive officers and, at the same time, keep them appropriately motivated by incentivizing them to achieve our financial goals and deliver returns to stockholders. Our grants are subject to two separate performance conditions:

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  Fifty percent (50%) of the award vests if the Company achieves certain three-year profitability targets based on either operating profit or Adjusted EBITDA (beginning with our 2018 grant); and

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  Fifty percent (50%) of the award vests if the Company's total shareholder return (calculated in accordance with the applicable restricted stock unit agreement) exceeds the median total shareholder return of a defined peer group.

In order for our executive officers to earn all of their performance-based awards, they need to successfully deliver operating profit and generate shareholder returns which compare favorably to our peers.

Stock Options and Stock Option Grant Policy.

In addition to full value equity awards, we also grant stock options to our executive officers from time to time which compensate our executive officers to the extent of the appreciation in our stock price. Under our stock option grant policy, stock options will only be granted on a quarterly basis and the effective date of each grant will be the third trading day after our next public announcement of quarterly or annual financial results following the date the compensation committee meets to consider (and approve) such grants. The exercise price of stock options will be the closing price of our common stock on the New York Stock Exchange as of the effective date of each grant. We believe stock options effectively motivate the grantee to achieve our desired performance goals because they reward the grantee to the extent his/her hard work and performance translates into a positive impact on our stock price.

Tax Implications of Executive Compensation

Internal Revenue Code Section 162(m) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers). In evaluating compensation programs applicable to our named executive officers, we consider the potential impact on the Company of Code Section 162(m) while maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers, and consequently, may elect to provide compensation arrangements that may not be fully tax deductible under Code Section 162(m).

For taxable years beginning prior to December 31, 2017, certain performance-based compensation was exempted from Section 162(m)'s deduction limit. However, the exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite our efforts to consider the potential impact on the Company of Code Section 162(m) in structuring our named executive officers' annual compensation, compensation for our covered employees (including our named executive officers) in excess of $1 million will not be deductible, except such performance-based compensation that may qualify for the transition relief. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)'s exemption from the deduction limit, no assurance can be given that compensation given to our covered employees (including our named executive officers) intended to qualify for the transition relief, will be exempt from the deduction limit.

Retirement Benefits

Our executive officers participate in the Knoll Retirement Savings Plan pursuant to which they receive matching contributions of 50% of their voluntary contributions, up to a maximum amount of 6% of eligible compensation ($280,000 for 2019), plus potential profit-sharing contributions. Our executive officers who joined Knoll prior to January 1, 2011 also participate in the Knoll Pension Plan, a noncontributory defined benefit plan. However, effective January 1, 2016, the Knoll Pension Plan was frozen for all participants, including our executive officers. For more information on the Knoll Pension Plan, see "Pension Benefits" on page 48.

Severance and Change-in-Control Benefits

We have agreed to provide Messrs. Cogan, Rayfield, Baldwin, Pardo and Schutte with severance benefits upon certain separations of their employment. Mr. Cogan is entitled to severance benefits if (i) his employment is terminated by us for any reason other than cause or in connection with disability or death, (ii) we elect not to renew the employment agreement, or (iii) the employment agreement is terminated by Mr. Cogan in connection with a material breach of the employment agreement by us. These severance benefits are contained in an employment agreement between us and Mr. Cogan. Under the terms of Mr. Schutte's and Mr. Pardo's offer letters, Mr. Schutte and Mr. Pardo are each entitled to severance benefits if terminated by us without "cause." Messrs. Rayfield and Baldwin have each entered into a severance agreement with Knoll that provides they are entitled to certain severance benefits if their employment is terminated without "cause" as defined in the severance agreement. For more details on these benefits, see "Potential Payments Upon Termination or Change-in-Control — Severance Under Employment Agreement".

2019 Compensation — Analysis

Chairman and Chief Executive Officer

Mr. Cogan was paid base salary at a rate of $1,040,000 per annum for the first half of 2019 and at a rate of $1,061,000 per annum for the second half of 2019. Mr. Cogan also received a non-equity incentive bonus of $1,326,000, 125% of his target award for 2019. In exercising its discretion to award the target amount, the compensation committee primarily considered our operating performance relative to the 2019 Adjusted EBITDA target approved in our financial plan. As described above, we generated Adjusted EBITDA of $194 million for 2019, approximately 101% of our target level of approximately $190 million. Net sales for 2019 were $1,428.1 million, an increase of $125.8 million, or 9.7%, from sales of $1,302.3 million for 2018. Additionally, the compensation committee considered our comparative performance within the industry and overall progress relative to our strategic imperatives such as the diversification of our business with, among other things, the acquisition of Fully and further growth at Muuto.

On February 11, 2019, Mr. Cogan was granted 65,000 restricted shares and 65,000 performance-based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance-based stock units vest if the company exceeds $371 million of Adjusted EBITDA over a three-year period and an additional twenty-five percent of the performance-based stock units vest if the company exceeds $433 million of Adjusted EBITDA over a three-year period. The remaining fifty percent of the performance-based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the 2019 Peer Group. The stock unit grant also includes a "stretch" goal where an additional twenty-five percent of the stock unit award (for a maximum of 125% of the original stock unit award) will vest if the company achieves $556 million of Adjusted EBITDA over the three-year period. As explained above, the compensation committee believes these grants will have both a strong retentive influence on Mr. Cogan and, at the same time, keep him appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

Mr. Cogan also was granted 90,000 stock options which vest in one-third increments over three years and compensate Mr. Cogan only in the event the company's stock price increases over the duration of the options. In making this grant to Mr. Cogan, the compensation committee primarily considered Mr. Cogan's pivotal role within the company both as chairman and chief executive officer and sought to further align his compensation with the interests of our stockholders.

In December 2019, we granted Mr. Cogan a 2019 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary. If earned, this bonus would be paid in February 2020 and cannot exceed two hundred percent (200%) of Mr. Cogan's base salary.

Senior Vice President and Chief Financial Officer

Mr. Rayfield was paid base salary at a rate of $306,000 per annum for the first half of 2019 and at a rate of $325,000 per annum for the second half of 2019. Mr. Rayfield also received a non-equity incentive bonus of $325,000, 100% of his target award. In exercising its discretion to pay the target amount, the compensation committee primarily considered our operating performance relative to our 2019 Adjusted EBITDA target, as well as Mr. Rayfield's individual contributions during the year, including his management of our balance sheet. Additionally, the compensation committee considered our comparative performance within the industry and overall progress relative to our strategic imperatives such as the diversification of our business.

On February 11, 2019, Mr. Rayfield was granted 9,804 restricted shares and 9.804 performance-based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant and the performance-based stock units vest in three years subject to our satisfaction of the same performance criteria that are applicable to Mr. Cogan's grant discussed above. As explained above, the compensation committee believes these grants will keep Mr. Rayfield appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

In December 2019, we granted Mr. Rayfield a 2020 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary. If earned, this bonus would be paid in February 2021 and cannot exceed one hundred fifty percent (150%) of Mr. Rayfield's base salary.

Chief Operating Officer and President — Knoll Office

Mr. Baldwin was paid base salary at a rate of $550,000 per annum for the first half of 2019 and at a rate of $561,000 per annum for the second half of 2019. Mr. Baldwin also received a non-equity incentive bonus of $400,000, 100% of his target award for 2019. In exercising its discretion to pay the target amount, the compensation committee primarily considered our operating performance relative to our 2019 Adjusted EBITDA target and the performance of our Knoll Office business unit. Additionally, the compensation committee considered our comparative performance within the industry and overall progress relative to our strategic imperatives such as the diversification of our business.

On February 11, 2019, Mr. Baldwin was granted 5,000 restricted shares and 5,000 performance-based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. The performance-based stock units vest in three years subject to our satisfaction of the same performance criteria that are applicable to Mr. Cogan's grant discussed above. As explained above, the compensation committee believes these grants will keep Mr. Baldwin appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

In December 2019, we granted Mr. Baldwin a non-equity incentive award with a target payment of 400,000. If earned, this bonus would be paid in February 2021 and cannot exceed one hundred fifty percent (150%) of the target amount.

Executive Vice President — Lifestyle

Mr. Schutte was paid base salary at a rate of $357,000 per annum for the first half of 2019 and at a rate of $364,000 per annum for the second half of 2019. Mr. Schutte also received a non-equity incentive bonus of $350,000, 100% of his target award. In exercising its discretion to pay the target amount, the compensation committee primarily considered our operating performance relative to our 2019 Adjusted EBITDA target. Additionally, the compensation committee considered Mr. Schutte's broader role in leading all of our Lifestyle businesses.

On February 11, 2019, Mr. Schutte was granted 15,000 restricted shares and 15,000 performance-based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. The performance-based stock units vest in three years subject to our satisfaction of the same performance criteria that are applicable to Mr. Cogan's grant discussed above. As explained above, the compensation committee believes these grants will keep Mr. Schutte appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

In December 2019, we granted Mr. Schutte a 2020 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary. If earned, this bonus would be paid in February 2021 and cannot exceed one hundred fifty percent (150%) of Mr. Schutte's base salary.

Executive Vice President — Design

Mr. Pardo was paid base salary at a rate of $313,000 per annum for the first half of 2019 and at a rate of $319,000 per annum for the second half of 2019. Mr. Pardo also received a 2019 non-equity incentive bonus of $307,000, 100% of his target award. In exercising its discretion to pay the target amount, the compensation committee primarily considered our operating performance relative to our 2019 Adjusted EBITDA target and Mr. Pardo's individual contributions, including his leadership in our development of new products. Additionally, the compensation committee considered our comparative performance within the industry.

On February 11, 2019, Mr. Pardo was granted 7,500 restricted shares and 7,500 performance-based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. The performance-based stock units vest in three years subject to our satisfaction of the same performance criteria that are applicable to Mr. Cogan's grant discussed above. As explained above, the compensation committee believes these grants will keep Mr. Pardo appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

In December 2019, we granted Mr. Pardo a 2020 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary. If earned, this bonus would be paid in February 2020 and cannot exceed one hundred fifty percent (150%) of Mr. Pardo's base salary.

2020 Equity Grant

On February 21, 2020, we granted an aggregate of 105,716 time-vesting restricted shares to our named executive officers in the following amounts: Mr. Cogan (72,026 shares), Mr. Rayfield (9,294 shares), Mr. Baldwin (7,551 shares), Mr. Schutte (9,294 shares), and Mr. Pardo (7,551 shares). On the same date, we also granted 105,716 performance-based stock units to these executive officers in the same amounts. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. One-half of the performance-based stock units vest if the company exceeds a three-year Adjusted EBITDA target and the other half vests if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. Under the grant, our executive officers can receive additional units equal to twenty-five percent of their target unit award (for example, 18,007 additional units in the case of Mr. Cogan) if we significantly exceed our Adjusted EBITDA goals. Unvested restricted shares and stock units are automatically forfeited if the grantee voluntarily leaves the company prior to vesting. Consistent with our 2019 equity grants, the compensation committee elected to divide our latest equity grant in this manner in order to simultaneously reward performance, retain our key executives and encourage stock ownership. As explained above, the compensation committee determined the specific level of each of these awards by applying its discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, the responsibilities of the executive officers and the amounts of the executive officers' then-outstanding equity awards.

How Do We Manage Risks Related to Our Compensation Program?

Risk Assessment — Incentive Compensation Programs

Our compensation committee conducted a risk-assessment of our compensation programs and practices. This process included: a review of the disclosure requirements contained in Item 402(s) of Regulation S-K; a review of our compensation programs; the identification of features that could potentially encourage excessive or imprudent risk taking of a material nature; a review of our business risks generally, as described in our public filings; the identification and review of additional risks specifically associated with our compensation programs; and the identification and review of factors that mitigate these risks. Based on this process, our compensation committee concluded that our compensation programs and practices are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership Policy

We maintain a Stock Ownership Policy that is applicable to our directors and executive officers. Under the policy, our chief executive officer and chief financial officer are required to own equity equal to at least four times their base salary and our other executive offers are required to own equity equal to at least one times their base salary. Our directors are required to own equity equal to at least four times their annual cash retainer under the policy. There is a five-year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy. We believe this policy helps further our desire to have our named executive officers' interests aligned with the interests of our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2019. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2019.

              This report is submitted by the compensation committee.

                           Christopher G. Kennedy (Chairman)
                           Sarah E. Nash
                           Ronald R. Kass

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2019, 2018 and 2017, by our Chief Executive Officer, Chief Financial Officer, and each of our other named executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]		All Other Compensation ($)		Total ($)

Andrew B. Cogan,	2019	1,050,500	2,468,375	418,500	1,326,000	[4]	152,532	[5]	4,200	[6]	5,420,107
President and Chief	2018	1,030,000	2,426,563	—	1,040,000	[7]	—	[5]	—	[6]	4,496,563
Executive Officer	2017	1,010,000	2,301,750	—	612,000	[8]	73,142	[5]	8,100	[6]	4,004,991
Charles W. Rayfield	2019	315,500	372,307	—	325,000	[9]	—		12,600	[6]	1,024,907
Senior Vice President and	2018	303,000	291,188	—	300,000	[10]	—		8,250	[6]	902,438
Chief Financial Officer	2017	246,870	324,925	—	180,000	[11]	—		3,225	[6]	755,020
Christopher M. Baldwin,	2019	555,500	189,875	—	400,000	[12]	—		69,346	[13]	1,214,721
Chief Operating Officer and President — Knoll Office
Benjamin A. Pardo,	2019	316,000	284,813	—	307,000	[14]	51,416	[5]	12,600	[6]	971,829
Executive Vice President —	2018	310,000	291,188	—	307,000	[15]	—	[5]	8,250	[6]	916,348
Director of Design	2017	304,000	209,250	—	150,000	[16]	3,031	[5]	10,800	[6]	677,081
David L. Schutte,	2019	360,500	569,625	—	350,000	[17]	61,246	[5]	12,600	[6]	1,353,971
Executive Vice President —	2018	353,500	291,188	—	350,000	[18]	—	[5]	8,250	[6]	1,002,938
Lifestyle	2017	350,000	313,876	—	210,000	[19]	20,648	[5]	13,500	[6]	908,024

1
Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the equity awards granted to the named executive officers in February 2019, February 2018, November 2018, February 2017 and October 2017, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 14 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

2
For 2019, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 4, 2018 for services rendered in 2019. For 2018, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 4, 2017 for services rendered in 2018. For 2017, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 6, 2016 for services rendered in 2017.

3
Amounts in this column represent a positive change in the actuarial present value of each named executive officer's accumulated plan benefit under the Knoll Pension Plan. The benefits were calculated as of the Plan's measurement date of December 31 for 2019, 2018 and 2017. For more information on the Knoll Pension Plan, see "Pension Benefits" below.

4
The compensation committee recommended, and the board of directors approved, a 2019 non-equity incentive payment of $1,326,000 to Mr. Cogan based on his performance in 2019. See "Compensation Discussion and Analysis" on page 37 for more details on Mr. Cogan's compensation.

5
These amounts represent a change in the present value of the pension benefit based solely on a change in plan actuarial assumptions and not on account of additional benefit accruals. For 2018 the present value of accumulated benefit for each pension plan participant declined as follows: Mr. Cogan ($41,367), Mr. Pardo ($15,737) and Mr. Schutte ($19,463).

6
These amounts represent our matching, profit sharing and transition contributions to the Knoll, Inc. Retirement Savings Plan for certain named executive officers. Transition contributions for Knoll Pension Plan participants ended for plan years beginning after January 1, 2018.

7
The compensation committee recommended, and the board of directors approved, a 2018 non-equity incentive bonus of $1,040,000 to Mr. Cogan based on his performance in 2018.

8
The compensation committee recommended, and the board of directors approved, a 2017 non-equity incentive bonus of $612,000 to Mr. Cogan based on his performance in 2017.

9
The compensation committee approved a 2019 non-equity incentive payment of $325,000 to Mr. Rayfield based on his performance in 2019. See "Compensation Discussion and Analysis" on page 38 for more details on Mr. Rayfield's compensation.

10
The compensation committee awarded a 2018 non-equity incentive bonus of $300,000 to Mr. Rayfield based on his performance in 2018.

11
The compensation committee awarded a 2017 non-equity incentive bonus of $180,000 to Mr. Rayfield based on his performance in 2017.

12
The compensation committee approved a 2019 non-equity incentive payment of $400,000 to Mr. Baldwin based on his performance in 2019. See "Compensation Discussion and Analysis" on page 38 for more details on Mr. Baldwin's compensation.

13
This amount represents $56,746 in relocation expenses provided to Mr. Baldwin under the Knoll Relocation Program. Also includes $12,600 in matching and profit sharing contributions under the Knoll Retirement Savings Plan.

14
The compensation committee approved a 2019 non-equity incentive payment of $307,000 to Mr. Pardo based on his performance in 2019. See "Compensation Discussion and Analysis" on page 39 for more details on Mr. Pardo's compensation.

15
The compensation committee awarded a 2018 non-equity incentive bonus of $307,000 to Mr. Pardo based on his performance in 2018.

16
The compensation committee awarded a 2017 non-equity incentive bonus of $150,000 to Mr. Pardo based on his performance in 2017.

17
The compensation committee approved a 2019 non-equity incentive payment of $350,000 to Mr. Schutte based on his performance in 2019. See "Compensation Discussion and Analysis" on page 39 for more details on Mr. Schutte's compensation.

18
The compensation committee awarded a 2018 non-equity incentive bonus of $350,000 to Mr. Schutte based on his performance in 2018.

19
The compensation committee awarded a 2017 non-equity incentive bonus of $210,000 to Mr. Schutte based on his performance in 2017.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Maximum		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[1]

Andrew B. Cogan	12/02/19	1,061,000	[2]	—				—					—
	02/11/19	—		65,000	[3]	81,250	[3]	—					1,142,375
	02/11/19	—						65,000	[4]				1,326,000
	02/11/19									90,000	[5]	20.44	418,500
Charles W. Rayfield	12/02/19	375,000	[2]	—				—					—
	02/11/19	—		9,804	[3]	12,255	[3]	—		—		—	172,305
	02/11/19	—		—				9,804	[4]	—		—	200,002
Christopher M. Baldwin	12/02/19	400,000	[2]	—				—					—
	02/11/19	—		5,000	[3]	6,250	[3]	—		—		—	87,875
	02/11/19	—		—				5,000	[4]	—		—	102,000
Benjamin A. Pardo	12/02/19	319,000	[2]										—
	02/11/19			9,375	[3]	11,250	[3]			—		—	131,813
	02/11/19							9,375	[4]	—		—	153,000
David L. Schutte	12/02/19	425,000	[2]	—				—					—
	02/11/19	—		15,000	[3]	18,750	[3]	—		—		—	263,625
	02/11/19	—		—				15,000	[4]	—		—	306,000

1
The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the equity awards granted to the named executive officers in February 2019, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 14 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

2
On December 2, 2019, Messrs. Cogan, Rayfield, Baldwin, Pardo and Schutte were each granted a non-equity incentive award under our 2020 Incentive Compensation Program, whereby each can qualify for a target incentive payment of one hundred percent (100%) to one hundred twenty-five percent (125%) of his base salary (or $400,000 in the case of Mr. Baldwin). Mr. Cogan's current base salary is $1,061,000, Mr. Rayfield's current base salary is $375,000, Mr. Baldwin's current base salary is $561,000, Mr. Pardo's current base salary is $319,000 and Mr. Schutte's current base salary is $425,000. Pursuant to the terms of his employment agreement, Mr. Cogan's annual incentive target must be equal to at least one hundred percent (100%) of his base salary. The incentive payment to each named executive officer will be based on our success in 2020, including our ability to meet our 2020 financial plan; provided, however, the ultimate payment cannot exceed two hundred percent (200%) of the target amount in the case of Mr. Cogan or one hundred fifty percent (150%) of the target amount in the case of our other named executive officers. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis — Annual Non-Equity Incentive Bonuses" above.

3
The awards indicated represent performance-based restricted stock units granted to the named executive officer on February 11, 2019. Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $371 million of operating EBITDA over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $433 million of EBITDA over a three-year performance period. The restricted stock units may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan. Under the grant, our executive officers can receive additional units equal to twenty-five percent of the target unit award if we achieve $556 million of EBITDA over the three-year period.

4
The awards indicated represent restricted shares granted to the named executive officer on February 11, 2019. These restricted shares cliff vest on the third anniversary of the date of grant (i.e., February 11, 2022), but may vest earlier on a pro rata basis upon a qualified termination, death or disability, all as defined in the applicable restricted share agreement and stock incentive plan.

5
The award indicated represents options granted to Mr. Cogan on February 11, 2019. These options time vest equally in one-third annual installments over the three-year period following the date of grant (i.e., February 11, 2020, 2021 and 2022).

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended. Effective July 1, 2016, Mr. Cogan's employment agreement provides for a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors. Effective July 1, 2019, as recommended by our compensation committee and approved by our board of directors, Mr. Cogan's annual base salary was $1,061,000.

The employment agreement for Mr. Cogan expires July 1, 2020 and renews automatically for additional one-year terms each July 1 unless either party gives 60 days notice of his or its intention not to renew. The agreement may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, or, if the agreement is terminated by Mr. Cogan following our breach, we must pay Mr. Cogan termination compensation. The termination compensation is an amount equal to 200% of Mr. Cogan's then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. Mr. Cogan's agreement also contains non-competition, non-solicitation (during the term of the agreement and for two years thereafter) and confidentiality provisions. Mr. Cogan is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan and the Knoll Pension Plan. For more detailed information on the severance benefits provided under these agreements, see "Potential Payments upon Termination or Change-in-Control" below.

Effective July 1, 2019, Mr. Rayfield's annual base salary was $325,000. On December 2, 2019, our compensation committee granted Mr. Rayfield an incentive award under our 2019 Incentive Compensation Program, whereby he can qualify for a target 2020 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Rayfield is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits and the Knoll Retirement Savings Plan.

Effective July 1, 2019, as approved by our compensation committee, Mr. Baldwin's annual base salary was $561,000. On December 2, 2019, our compensation committee granted Mr. Baldwin an incentive award under our 2020 Incentive Compensation Program, whereby he can qualify for a target 2020 non-equity incentive bonus of $400,000. Mr. Baldwin is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits and the Knoll Retirement Savings Plan.

Effective July 1, 2019, as approved by our compensation committee, Mr. Pardo's base salary was $319,000. On December 2, 2019, our compensation committee granted Mr. Pardo an incentive award under our 2020 Incentive Compensation Program, whereby he can qualify for a target 2020 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Pardo is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, and the Knoll Retirement Savings Plan.

Effective July 1, 2019, as approved by our compensation committee, Mr. Schutte's base salary was $364,000. On December 2, 2019, our compensation committee granted Mr. Schutte an incentive award under our 2020 Incentive Compensation Program, whereby he can qualify for a target 2020 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Schutte is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, and the Knoll Retirement Savings Plan.

Change-in-Control Provisions

Certain restricted stock and unit agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, a pro rata portion of the outstanding restricted shares and stock units will become vested. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests, less any shares which previously vested. Beginning in mid-2016, our compensation committee modified our equity award agreements to provide for "double-trigger" vesting in the event of a change-in-control, meaning that the outstanding restricted shares and stock units will only vest upon a change-in-control if there is a termination of employment within 12 months after the change-in-control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) UnExercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]

Andrew B. Cogan	2/11/2019	90,000	[2]	20.44	2/11/2029
	2/15/2017					55,000	[3]	1,389,300
	2/13/2018					62,500	[3]	1,578,750
	2/11/2019					65,000	[3]	1,641,900
	2/15/2017								55,000	[4]	1,389,300
	2/13/2018								62,500	[5]	1,578,750
	2/11/2019								65,000	[6]	1,641,900
Charles W. Rayfield	2/15/2017					2,500	[3]	63,150
	10/26/2017					5,000	[3]	126,300
	2/13/2018					7,500	[3]	189,450
	2/11/2019					9,804	[3]	247,649
	2/17/2017								2,500	[4]	63,150
	10/26/2017								5,000	[4]	126,300
	2/13/2018								7,500	[5]	189,450
	2/11/2019								9,804	[6]	247,649
Christopher M. Baldwin	11/1/2018					11,500	[3]	290,490
	2/11/2019					5,000	[3]	126,300
	11/1/2018								6,500	[5]	164,190
	2/11/2019								5,000	[6]	126,300
Benjamin A. Pardo	2/15/2017					5,000	[3]	126,300
	2/13/2018					7,500	[3]	189,450
	2/11/2019					9,375	[3]	236,813
	2/15/2017								5,000	[4]	126,300
	2/13/2018								7,500	[5]	189,450
	2/11/2019								9,375	[6]	236,813
David L. Schutte	2/15/2017					7,500	[3]	189,450
	2/13/2018					7,500	[3]	189,450
	2/11/2019					15,000	[3]	378,900
	2/15/2017								7,500	[4]	189,450
	2/13/2018								7,500	[5]	189,450
	2/11/2019								15,000	[6]	378,900

1
Calculated based upon the closing price of our common stock on December 31, 2019, which was $25.26 per share.

2
These stock options were granted to Mr. Cogan on February 11, 2019 and vest in one-third installments over a three year period on the anniversary date of the date of grant.

3
The awards indicated represent restricted shares granted to the named executive officer on the date indicated. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant.

4
The awards indicated represent performance-based restricted stock units granted to the named executive officer on the date indicated. Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $275 million of operating profit over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $325 million of operating profit over a three-year performance period. An additional twenty-five percent (25%) of the restricted stock units vest if we achieve our "stretch" goal of $425 million of operating profit, for a maximum of 125% of the award.

5
The awards indicated represent performance-based restricted stock units granted to the named executive officer on the date indicated. Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $388 million of EBITDA over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $427 million of EBITDA over a three-year performance period. An additional twenty-five percent (25%) of the restricted stock units vest if we achieve our "stretch" goal of $556 million of EBITDA, for a maximum of 125% of the award.

6
The awards indicated represent performance-based restricted stock units granted to the named executive officer on the date indicated. Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $371 million of EBITDA over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $433 million of EBITDA over a three-year performance period. An additional twenty-five percent (25%) of the restricted stock units vest if we achieve our "stretch" goal of $556 million of EBITDA, for a maximum of 125% of the award.

 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]

Andrew B. Cogan	82,500	[2]	1,762,200
Charles W. Rayfield	7,500	[2]	160,200
Christopher M. Baldwin	—		—
Benjamin A. Pardo	7,500	[2]	160,200
David L. Schutte	7,500	[2]	160,200

1
Calculated using the closing price on February 15, 2019, the trading day before the applicable vesting date.

2
These amounts reflect shares which vested on February 17, 2019.

Pension Benefits

The Knoll Pension Plan was frozen for all participants, effective January 1, 2016. Messrs. Cogan, Pardo and Schutte are the only named executive officers who still participate; however, they have ceased to accrue additional benefits. The present value of the accumulated benefits for each of the named executive officers shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of December 31, 2019, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2019.

In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive's career compensation, which is defined in the plan as the sum of the executive's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2019 (based on a measurement date of December 31, 2019). Please see Note 10 entitled "Pension and Other Postretirement Benefits" in the notes to our audited financial statements included in our 2019 annual report on Form 10-K for a discussion of these assumptions.

2019 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Andrew B. Cogan	Knoll Pension Plan	20	$714,635	—
Benjamin A. Pardo	Knoll Pension Plan	6	$247,904	—
David L. Schutte	Knoll Pension Plan	8	$269,514	—

1
Amounts in this column are calculated as of the Pension Plan's measurement date ending on December 31, 2019. Amounts in this column assume that benefits are paid in the form of an annuity during the executive's lifetime. The number of years of credited service under the Knoll Pension Plan differs from the named executive officers' actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996 and Mr. Cogan began working at Knoll prior to such date.

 Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreement; Severance Agreements

        Mr. Cogan is entitled to severance benefits under his employment agreement. The agreement may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreement, we must pay termination compensation. We also must pay termination compensation to Mr. Cogan in the event he terminates his employment agreement on account of our breach. The termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. If the termination is without "cause," or if we fail to renew the agreement, Mr. Cogan is also generally entitled to continued coverage under our health, disability and medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), with the company reimbursing Mr. Cogan for the portion of the premium then paid by the company at the time of termination until the earlier of such time (i) Mr. Cogan obtains alternate employment pursuant to which he is covered by a group health plan, or (ii) Mr. Cogan is no longer eligible for COBRA.

        The severance benefits to Mr. Cogan under his employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Mr. Cogan's agreement; or

  •
  termination by Mr. Cogan following a material breach by the company under the agreement.

        Cause is defined in Mr. Cogan's agreement as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive's receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

        Mr. Cogan's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter.

        Mr. Schutte is entitled to a severance benefit under the terms of his offer letter. If Mr. Schutte is terminated by Knoll without "Cause", Mr. Schutte is entitled to 12 months of his base salary. Cause is defined as (i) failure, neglect, or refusal of the executive to perform his duties which failure, neglect or refusal is not corrected within 30 days of his receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or repeated drunkenness; (v) conviction for the commission a felony; or (vi) the executive's commission of an act of fraud or embezzlement against the company or any of its employees, customers or suppliers.

        Mr. Pardo is entitled to a severance benefit under the terms of his offer letter. If Mr. Pardo is terminated by Knoll without "Cause", Mr. Pardo is entitled to the sum of $245,000. Cause is defined as (i) failure, neglect, or refusal of the executive to perform his duties which failure, neglect or refusal is not corrected within 30 days of his receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or repeated drunkenness; (v) conviction for the commission a felony; or (vi) the executive's commission of an act of fraud or embezzlement against the company or any of its employees, customers or suppliers.

        Messrs. Rayfield and Baldwin are also entitled to a severance benefit under the terms of their severance agreements with Knoll. In the case of a termination of employment by Knoll without "Cause",

Mr. Rayfield and Mr. Baldwin are each entitled to 12 months of base salary. "Cause" is defined as: (i) the substantial and continued failure of the executive to perform material duties for a period of not less than thirty (30) consecutive days, provided notice in writing is given to the executive specifying in reasonable detail the circumstances constituting such substantial and continued failure; (ii) conduct by the executive substantially disloyal to the Company; (iii) any act of fraud, embezzlement or misappropriation by the executive against the Company; (iv) any material violation of the Company's Code of Ethics or other policies; or (v) the conviction of the executive of a felony or plea by the executive of guilty or "nolo contendere" to the charge of a felony.

Pension Benefits

The Knoll Pension Plan, a noncontributory defined benefit plan, was frozen to all participants, effective January 1, 2016. Mr. Cogan, Mr. Pardo and Mr. Schutte are the only named executive officers who participate in this plan, however, they are no longer accruing additional pension benefits. As of December 31, 2019, the estimated annual benefits payable upon normal retirement for each of our eligible named executive officers is as follows: Mr. Cogan ($65,100); Mr. Pardo ($24,644) and Mr. Schutte ($27,580).

Change-in-Control Provisions-Double Trigger Provisions

Our restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein) but also include "double trigger" provisions. For grants made under all of our stock incentive plans other than the Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan (the "2018 Plan"), our restricted shares and restricted stock units fully vest upon a change-in-control only if there is a termination of employment within one year following the change-in-control. For grants made under the 2018 Plan, if the surviving or acquiring corporation does not assume the outstanding awards or substitute similar awards following a change-in-control, then all outstanding stock option and stock awards would be fully accelerated; provided that, for performance units with a target goal, such units would vest on a pro rata basis at the "target level." In the event of a change in control where the surviving or acquiring corporation does assume outstanding awards or substitutes similar awards, then such awards will vest only when the participant is involuntarily terminated, other than for cause, within one year after the change in control. In this case, all of that participant's outstanding stock options and stock awards would be accelerated in full upon termination of employment; provided that, for performance units with a target goal, such units would vest on a pro rata basis at the "target level".

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2019

Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2019. Actual amounts can only be determined upon the actual triggering event.

Andrew B. Cogan.

        If Mr. Cogan's employment was terminated on December 31, 2019 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,948,000, which represents 200% of his base salary of $1,061,000 as of December 31, 2019, and the average of the bonuses paid to him for 2018 and 2017 ($1,040,000 and $612,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. If Mr. Cogan's termination was without "Cause", he would also be entitled to continued coverage under our health, disability and medical benefits pursuant to COBRA, with the company reimbursing Mr. Cogan for the portion of the premium then paid by the company at the time of termination, until such time (i) Mr. Cogan obtains alternate employment pursuant to which he is covered by a group health plan, or (ii) the date Mr. Cogan is no longer eligible for COBRRA coverage.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan's equity awards, he would also be entitled to vesting of 348,750 shares of restricted stock and stock units and 90,000 stock options. As of December 31, 2019, these restricted shares, stock units and stock options had a value of $9,243,225 based on a closing price of $25.26 on December 31, 2019. Mr. Cogan also would be entitled to early retirement benefits under the Knoll Pension Plan of $27,668 per year.

Charles W. Rayfield

        If Mr. Rayfield's employment was terminated on December 31, 2019 in a manner that triggered the severance payments under his severance agreement, he would be entitled to $325,000, which represents 12 months of his base salary as of December 31, 2019. If Mr. Rayfield was terminated for cause, he would not be entitled to benefits under the severance provisions of his severance agreement.

        If Mr. Rayfield's employment was terminated as of December 31, 2019 in connection with a change-in-control that triggered the accelerated vesting of Mr. Rayfield's equity awards, he would be entitled to vesting of 47,157 shares of restricted stock and stock units. As of December 31, 2019 these restricted shares had a value of $1,191,186, based on a closing price of $25.26 on December 31, 2019.

Christopher M. Baldwin

        If Mr. Baldwin's employment was terminated on December 31, 2019 in a manner that triggered the severance payments under his severance agreement, he would be entitled to $561,000, which represents 12 months of his base salary as of December 31, 2019. If Mr. Baldwin was terminated for cause, he would not be entitled to benefits under the severance provisions of his severance agreement.

        If Mr. Baldwin's employment was terminated as of December 31, 2019 in connection with a change-in-control that triggered the accelerated vesting of Mr. Baldwin's equity awards, he would be entitled to pro rata vesting of 26,750 shares of restricted stock and stock units. As of December 31, 2019, these restricted shares and stock units had a value of $675,705, based on a closing price of $25.26 on December 31, 2019.

Benjamin A. Pardo.

        If Mr. Pardo's employment was terminated on December 31, 2019 in a manner that triggered the severance payments under his offer letter, he would be entitled to $245,000. If Mr. Pardo was terminated for cause, he would not be entitled to benefits under the severance provisions of his offer letter. In either case, he would be entitled to early retirement benefits under the Knoll Pension Plan of $11,583 per year.

        If Mr. Pardo's employment was terminated as of December 31, 2019 in connection with a change-in-control that triggered the accelerated vesting of Mr. Pardo's equity awards, he would be entitled to vesting of 41,406 shares of restricted stock and stock units. As of December 31, 2019, these restricted shares and stock units had a value of $1,045,922, based on a closing price of $25.26 on December 31, 2019.

David L. Schutte.

        If Mr. Schutte's employment was terminated on December 31, 2019 in a manner that triggered the severance payments under his offer letter, he would be entitled to $364,000, which represents 12 months of his base salary as of December 31, 2019. If Mr. Schutte was terminated for cause, he would not be entitled to benefits under the severance provisions of his offer letter.

        If Mr. Schutte's employment was terminated as of December 31, 2019 in connection with a change-in-control that triggered the accelerated vesting of Mr. Schutte's equity awards, he would be entitled to vesting of 56,250 shares of restricted stock and stock units. As of December 31, 2019, these restricted shares had a value of $1,420,875, based on a closing price of $25.26 on December 31, 2019.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Securities and Exchange Commission adopted a rule requiring the annual disclosure of the ratio of the median of the annual total compensation of all employees (other than the Chief Executive Officer) to the annual total compensation of the Chief Executive Officer. The median of the annual total compensation of our employees (other than the Chief Executive Officer) for 2019 was $61,977. As disclosed in the Summary Compensation Table appearing on page 42, our Chief Executive Officer's annual total compensation for 2019 was $5,420,107. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 87 to 1.

In determining the median of the annual total compensation of all employees (other than the Chief Executive Officer), a listing was prepared of all employees as of December 31, 2019, as well as their 2019 gross cash compensation, which was consistently applied to all employees included in the list. Employees on leave of absence were excluded to the extent they received no cash compensation in 2019, and wages and salaries for new employees in North America were adjusted on a pro-rata basis to reflect a year of service. The value of our medical benefits was excluded, given that all employees, including the Chief Executive Officer, are offered the same medical benefits. The median employee was selected from the list. Once the median employee was identified, all of the elements of such employee's compensations for 2019 were combined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,977. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies. This information is being provided for compliance purposes. Neither the Compensation Committee nor the management of the Company used the pay ratio measure in making compensation decisions.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our code of ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our code of ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers. Our board has also adopted a written policy regarding related person transactions which supplements our audit committee charter and code of ethics by establishing additional procedures for monitoring, reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any "related person transaction," as defined under SEC rules, which generally includes a transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries, was, is or will be a participant and in which a "related person" has a material direct or indirect interest. "Related persons" includes directors and executive offers, and their immediate family members, and stockholders owning five percent (5%) or more of the Company's outstanding stock. Under the policy, related person transactions must be submitted to the company's legal department and approved or ratified by the company's audit committee or audit committee chair.

Restricted Stock-Tax Withholding

On February 17, 2019 restricted stock awarded to certain of our named executive officers vested. In connection with this vesting, we withheld vested shares with an aggregate value of $1,280,425 (based on the closing price of our common stock on the trading day prior to the applicable vesting) to cover the statutory tax obligations of the named executive officers. For more information on this vesting, see "Option Exercises and Stock Vested" on page 48 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report equity ownership and changes in equity ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We have elected to furnish our proxy statement and annual report to certain of our stockholders over the Internet pursuant to United States Securities and Exchange Commission (SEC) rules, which allows us to reduce costs associated with the 2020 annual meeting of stockholders. On or about March 31, 2020, we will mail to certain of our stockholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the eProxy Notice). The eProxy Notice contains instructions regarding how you can elect to receive printed copies of the proxy statement and annual report. All other stockholders will receive printed copies of the proxy statement and annual report, which will also be mailed to such stockholders on or about March 31, 2020.

We sent you this proxy statement because our board of directors is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares via the Internet or by marking, signing, dating and returning a proxy card. If you hold your shares through a broker you may also be able to vote your shares through such broker either via the Internet or by telephone. Please contact your broker directly for details regarding these voting options.

Only stockholders who owned our common stock at the close of business on March 16, 2020, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 50,652,551 shares of our common stock outstanding, including 49,061,937 shares of stock entitled to vote and 1,590,614 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2019 annual report, which includes our financial statements for the fiscal year ended December 31, 2019.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

Why Did I Receive an eProxy Notice of Internet Availability of Proxy Materials?

The SEC permits us to electronically distribute proxy materials to stockholders. We have elected to provide access to our proxy materials and annual report to certain of our stockholders on the Internet instead of mailing the full set of printed proxy materials. On or about March 31, 2020, we will mail to certain of our stockholders an eProxy Notice containing instructions regarding how to access our proxy statement and annual report and how to vote online. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report. The eProxy Notice also instructs you how you may submit your proxy over the Internet. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials and annual report, you should follow the instructions for requesting such materials included in the eProxy Notice.

How Do I Vote?

You may vote via the Internet by going to the website www.envisionreports.com/KNL and following the instructions outlined on the website or via the telephone by calling 1-800-652-VOTE and following the recorded instructions. If you request paper copies of the proxy materials, you can also vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted. If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3). Your broker is not permitted to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. Thus, if you hold your shares through a broker and you do not instruct your broker how to vote for Proposal 1 (the election of directors) or Proposal 3 (the advisory vote on executive compensation), no votes will be cast on your behalf with respect to those matters. Your broker may vote your uninstructed shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm on a discretionary basis.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 16, 2020, the record date for voting. The Annual Meeting will be held at 8:30 a.m. Eastern Time on May 5, 2020 at Bear Creek Mountain Resort, 101 Doe Mountain Lane, Macungie, PA 18062. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote. PLEASE NOTE: As a precautionary measure related to coronavirus or COVID-19, it is possible we may hold the annual meeting solely by means of remote communication. If we determine to do so, we will announce the decision in advance, and details on how to participate in the annual meeting will be available at www.knoll.com. We recommend that you visit the website to confirm the status of the annual meeting before planning to attend in person.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

•
You may send in another proxy via the mail or the Internet with a later date;

•
You may notify our Secretary in writing (at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041) before the Annual Meeting that you have revoked your proxy; or

•
You may vote in person at the Annual Meeting.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	Each director shall be elected by the majority of the votes cast; provided that, in the case of a contested election, the directors shall be elected by the vote of a plurality of the votes cast.
Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of our independent registered public accounting firm.
Proposal 3: Advisory Vote to Approve Executive Compensation
The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, on an advisory basis, the executive compensation described in this proxy statement.

What is the Effect of Broker Non-Votes and Abstentions?

•
Broker Non-Votes: Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as a routine matter. The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares. Broker non-votes will not count as votes against any matter at the annual meeting.

•
Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 and Proposal 3 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of Proposal 1, the vote to elect the three nominees for director.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

Who Will Tabulate the Votes?

Votes cast by proxy or in person will be counted by the persons appointed by us to act as election inspectors for the meeting.

Where Do I Find the Voting Results of the Meeting?

We will announce the preliminary voting results at the meeting and provide the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

OTHER MATTERS

Householding of Annual Disclosure Documents

To reduce the expenses of delivering duplicate materials to our stockholders, we are relying on a rule of the Securities and Exchange Commission (the "SEC") that allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

If you do not wish to participate in "householding" and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•
If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

•
If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

Stockholder Proposals and Nominations for Directors

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2021, your proposal must be received no later than November 26, 2020 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8.

To be considered for presentation at the Annual Meeting of Stockholders to be held in 2021, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in our by-laws and received not less than 90 days nor more than 120 days before the first anniversary of the date of the 2020 Annual Meeting. As a result, any proposal given by a stockholder pursuant to the provisions of our by-laws (other than pursuant to Rule 14a-8) must be received no earlier than January 5, 2021 and no later than February 4, 2021. However, if the date of the 2021 Annual Meeting occurs more than 30 days earlier or more than 60 days after May 5, 2021, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting.

If we do not receive notice by these dates, or if we meet certain other requirements under SEC rules, the persons named as proxies in the proxy materials relating to that meeting may use their discretion in voting the proxies when these matters are raised at the meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in our by-laws. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Matters for the Annual Meeting

The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

Michael A. Pollner Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
East Greenville, Pennsylvania March 31, 2020

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Exhibit A — Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this proxy statement. A "non-GAAP" financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP"). We present Non-GAAP financial measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.

The non-GAAP financial measures presented within this proxy statement are Adjusted Diluted Earnings Per Share, Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP financial measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in this proxy statement. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items.

The following table reconciles Adjusted Earnings Per Share — Diluted to GAAP Earnings Per Share — Diluted for the periods indicated:

	2015	2016	2017	2018	2019

Earnings per share — diluted	$1.36	$1.68	$1.63	$1.49	$1.36
Add back:
Acquisition related inventory adjustment	—	—	—	0.02	0.01
Product discontinuation charge	0.02	—	—	0.02	0.01
Acquisition related expenses	0.05	0.05	0.06	0.27	0.18
Restructuring charges	0.02	—	0.04	0.05	0.02
Write-off of property, plant, and equipment	—	—	0.33	—	—
Debt refinancing fees	—	—	—	—	0.01
Loss on extinguishment of debt	—	—	—	0.03	0,01
Pension settlement charge	—	—	0.04	0.12	0.42
Asset impairment charges	0.22	—	—	—	0.14
Less:
Tax effect on non-GAAP adjustments	0.11	0.01	0.14	0.15	0.20
Tax Reform impact	—	—	0.54	—	—
Adjusted earnings per share — diluted	$1.55	$1.72	$1.42	$1.85	$1.96

The following table reconciles Adjusted Gross Profit to GAAP Gross Profit for the periods indicated:

	Years Ended December 31,

	2015	2016	2017	2018	2019

Gross profit ($mm)	$412.1	$446.0	$414.6	$481.5	$549.0
Add back:
Acquisition related inventory adjustment	—	—	—	0.9	0.3
Product discontinuation charges	0.9	—	—	0.7	0.6
Adjusted gross profit	$413.0	$446.0	$414.6	$483.1	$549.9
Net sales ($mm)	$1,104.4	$1,164.3	$1,132.9	$1,302.3	$1,428.1
Gross Profit %	37.3%	38.3%	36.6%	37.0%	38.4%
Adjusted gross profit %	37.4%	38.3%	36.6%	37.1%	38.5%

The following table reconciles Adjusted EBITDA to GAAP Net Earnings for the periods indicated:

	Years Ended December 31,

	2015	2016	2017	2018	2019

Net earnings ($mm)	$66.0	$82.1	$80.2	$73.2	$67.5
Add back:
Income tax expense	37.5	45.4	(1.6)	24.9	23.4
Interest expense	6.9	5.4	7.5	20.9	21.7
Depreciation and amortization	20.5	22.4	26.0	34.4	38.5
EBITDA	$130.9	$155.3	$112.1	$153.4	$151.1
Add back:
Non-cash items and other[1]	12.5	13.4	32.4	23.1	43.1
Adjusted EBITDA	$143.4	$168.7	$144.5	$176.5	$194.2
Net sales ($mm)	$1,104.4	$1,164.3	$1,132.9	$1,302.3	$1,428.1
Adjusted EBITDA %	13.0%	14.5%	12.8%	13.6%	13.6%

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 5, 2020. Online Go to www.envisionreports.com/KNL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/KNL Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: To elect three (3) directors named in the proxy statement to hold office for a term ending at the 2023 Annual Meeting of Stockholders. For Withhold For Withhold For Withhold 01 - Andrew B. Cogan 02 - Stephen F. Fisher 03 - Sarah E. Nash ForAgainst Abstain ForAgainst Abstain 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. 3. To approve, on an advisory basis, the Company’s 2019 executive compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 3 2 B V 037L7A B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2020 The undersigned hereby appoints Charles W. Rayfield and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at Bear Creek Mountain Resort, 101 Doe Mountain Lane, Macungie, PA 18062 on Tuesday, May 5, 2020 at 8:30 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. To participants in the Knoll Retirement Savings Plan: This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Knoll Retirement Savings Plan. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 3, 2020, you will be treated as directing the Plan’s Trustee to vote your shares in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 5, 2020: The proxy statement and annual report to stockholders are available at www.envisionreports.com/KNL. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Knoll, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/KNL

+ The Sample Company Online Go to www.envisionreports.com/KNL or scan the QR code — login details are located in the shaded bar below. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 5, 2020. Important Notice Regarding the Availability of Proxy Materials for the Knoll, Inc. Stockholder Meeting to be Held on May 5, 2020 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/KNL Easy Online Access — View your proxy materials and vote. Step 1: Step 2: Step 3: Step 4: Step 5: Go to www.envisionreports.com/KNL. Click on Cast Your Vote or Request Materials. Follow the instructions on the screen to log in. Make your selections as instructed on each screen for your delivery preferences. Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 24, 2020 to facilitate timely delivery. + 2 N O T 037L9A Stockholder Meeting Notice

Knoll, Inc.’s Annual Meeting of Stockholders will be held on May 5, 2020 at Bear Creek Mountain Resort, 101 Doe Mountain Lane, Macungie, PA 18062 at 8:30 a.m. Local Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. 2. Election of Three Directors named in the proxy statement. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. To approve, on an advisory basis, the Company’s 2019 executive compensation. 3. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — — — Internet – Go to www.envisionreports.com/KNL. Click Cast Your Vote or Request Materials. Phone – Call us free of charge at 1-866-641-4276. Email – Send an email to investorvote@computershare.com with “Proxy Materials Knoll, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 24, 2020. Stockholder Meeting Notice